Exhibit 99.1

For Immediate Release
Editorial Contacts:
Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430
Ben Starkie, Public Relations Manager – Europe +41-(0) 21-863-5195
Nancy Morrison, Vice President, Corporate Communications – USA (510) 713-4948

Logitech Announces Record Q1 Financial Results

Q1 Revenue Up 18%, Operating Income Up 24%

FREMONT, Calif., July 21, 2008 and ROMANEL-SUR-MORGES, Switzerland, July 22, 2008 — Logitech International (SWX: LOGN) (Nasdaq: LOGI) today announced financial results for the first quarter of Fiscal Year 2009. Sales for Q1 were $509 million, up 18 percent from $430 million in the same quarter last year. Operating income was $30 million, up 24 percent from $24 million for the same quarter a year ago. Net income was $29 million ($0.16 per share) compared to $26 million ($0.14 per share) in Q1 of FY 2008. Gross margin was 34.1 percent, compared to 33.7 percent in Q1 of FY 2008. Cash flow from operations was $44 million, up by more than three times compared to Q1 of FY 2008.

Logitech’s retail sales for Q1 grew by 19 percent year over year, increasing by 20 percent in EMEA, 10 percent in the Americas and 41 percent in Asia. Retail sales growth was fueled by strong performance of Harmony® remotes (up 74%) and pointing devices (up 34%). Performance of the retail video business continued to rebound with sales up 21 percent. OEM sales grew by 15 percent, driven primarily by strong demand for microphones for console gaming.

“We’re very pleased that Logitech’s Fiscal 2009 is off to a solid start in sales and profitability,” said Gerald P. Quindlen, president and chief executive officer. “With strong demand for our products, we delivered double digit revenue growth across all regions and accelerated momentum in the video category. As we proceed into Q2, we look forward to continued market momentum driven by new products that will be introduced over the next few months.”

Outlook

The Company confirmed its financial targets of 15 percent growth in both sales and operating income for Fiscal Year 2009, ending March 31, 2009. FY 2009 gross margin is expected to be above the Company’s long-term target range of 32-34 percent. Logitech expects its effective tax rate for the year to be approximately 12 percent.

Earnings Teleconference

Logitech will hold an earnings teleconference on July 22, 2008 at 14:30 Central European Summer Time/8:30 a.m. Eastern Daylight Time/5:30 a.m. Pacific Daylight Time to discuss these results as well as the Company’s outlook. A live webcast and replay of the teleconference, including presentation slides, will be available on the Logitech corporate Web site at http://ir.logitech.com. Please visit the Web site at least 10 minutes early to register for the teleconference webcast.

About Logitech

Logitech is a world leader in personal peripherals, driving innovation in PC navigation, Internet communications, digital music, home-entertainment control, gaming and wireless devices. Founded in 1981, Logitech International is a Swiss public company listed on the SWX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

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This press release contains forward-looking statements, including the statements regarding expected sales and operating income growth, gross margin and effective tax rate for Fiscal Year 2009, continued market momentum and the effect of new product introductions. The forward-looking statements in this release involve risks and uncertainties that could cause Logitech’s actual performance and results to differ materially from that anticipated in these forward-looking statements. Factors that could cause actual results to differ materially include if we fail to successfully innovate in our current and emerging product categories and identify new feature or product opportunities; consumer demand for our products, particularly our newly introduced products, and our ability to accurately forecast it; if we fail to introduce new products in a timely manner at the product cost we expect; the effect of pricing, product, marketing and other initiatives by our competitors, and our reaction to them, on our sales, gross margins and profitability; the sales mix among our lower- and higher-margin products and our geographic sales mix; as well as those additional factors set forth in our periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, available at www.sec.gov. Logitech does not undertake to update any forward-looking statements.

Logitech, the Logitech logo, and other Logitech marks are registered in the United States and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s Web site at www.logitech.com.

(LOGI – IR)

LOGITECH INTERNATIONAL S.A.

(In thousands, except per share amounts) - Unaudited

	Quarter Ended June 30,
CONSOLIDATED STATEMENTS OF INCOME	2008	2007
Net sales	$508,711	$429,537
Cost of goods sold	335,139	284,751

Gross profit	173,572	144,786

% of net sales	34.1%	33.7%
Operating expenses:
Marketing and selling	77,280	64,787
Research and development	33,259	28,765
General and administrative	33,309	27,322

Total operating expenses	143,848	120,874

Operating income	29,724	23,912
Interest income, net	2,552	3,538
Other income, net	561	1,319

Income before income taxes	32,837	28,769
Provision for income taxes	3,531	3,215

Net income	$29,306	$25,554

Shares used to compute net income per share:
Basic	179,046	181,802
Diluted	184,692	189,250
Net income per share:
Basic	$0.16	$0.14
Diluted	$0.16	$0.14

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

CONSOLIDATED BALANCE SHEETS	June 30, 2008	March 31, 2008	June 30, 2007
Current assets
Cash and cash equivalents	$481,020	$482,352	$227,545
Short term investments	3,364	3,940	138,975
Accounts receivable	338,493	373,619	303,384
Inventories	274,460	245,737	231,817
Other current assets	62,572	60,668	60,168

Total current assets	1,159,909	1,166,316	961,889
Property, plant and equipment	103,964	104,461	97,985
Intangible assets
Goodwill	194,383	194,383	182,255
Other intangible assets	20,125	21,730	17,702
Other assets	42,760	40,042	30,664

Total assets	$1,521,141	$1,526,932	$1,290,495

Current liabilities
Accounts payable	$299,701	$287,001	$210,987
Accrued liabilities	137,907	156,094	136,688

Total current liabilities	437,608	443,095	347,675
Other liabilities	125,421	123,793	93,445

Total liabilities	563,029	566,888	441,120
Shareholders’ equity	958,112	960,044	849,375

Total liabilities and shareholders’ equity	$1,521,141	$1,526,932	$1,290,495

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

SUPPLEMENTAL FINANCIAL INFORMATION	Quarter Ended
June 30
Reconciliation of GAAP to non-GAAP Financial Measures	2008
GAAP net income	$29,306
Adjustments:
Impairment loss on short-term investments	575

Non-GAAP net income	$29,881

GAAP net income per share:
Basic	$0.16
Diluted	$0.16
Impairment loss on short-term investments
Basic	$0.01
Diluted	$0.00
Non-GAAP net income per share:
Basic	$0.17
Diluted	$0.16

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered "non-GAAP financial measures” under the U.S.Securities and Exchange Commission rules. The adjustments between the GAAP and non-GAAP financial measures presented above consist of the impact on Other Income of the impairment loss related to other-than-temporary declines in fair value of short-term investments during the three months ended June 30, 2008. Our management uses these non-GAAP measures in its financial and operational decision-making. Our management believes these non-GAAP measures, when considered in conjunction with the corresponding GAAP measures, facilitate better comparison by our investors of our current period results with corresponding prior periods.

LOGITECH INTERNATIONAL S.A.

(In thousands) - Unaudited

	Quarter Ended
	June 30
SUPPLEMENTAL FINANCIAL INFORMATION	2008	2007
Depreciation	$10,595	$8,826
Amortization of other acquisition-related intangibles	1,605	1,218
Operating income	29,724	23,912
Operating income before depreciation and amortization	41,924	33,956
Capital expenditures	10,628	19,972

Net sales by channel:
Retail	$439,168	$369,227
OEM	69,543	60,310

Total net sales	$508,711	$429,537

Net sales by product family:
Retail - Pointing Devices	$147,379	$109,653
Retail - Keyboards & Desktops	93,934	81,589
Retail - Audio	83,218	93,066
Retail - Video	57,188	47,275
Retail - Gaming	30,510	22,202
Retail - Remotes	26,939	15,442
OEM	69,543	60,310

Total net sales	$508,711	$429,537

	Quarter Ended
Stock-based Compensation Expense for	June 30
Employee Stock Options and Employee Stock Purchases	2008	2007
Cost of goods sold	$731	$704
Marketing and selling	1,849	1,946
Research and development	962	766
General and administration	2,346	2,028
Income tax benefit	(957)	(969)

Total stock-based compensation expense after income taxes	$4,931	$4,475

Stock-based compensation expense for employee stock options and employee stock purchases, net of tax, per share (diluted)	$0.03	$0.02